Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 of SI Financial Group, Inc. of our reports dated March 15, 2013 relating to our audits of the consolidated financial statements and internal control over financial reporting of SI Financial Group, Inc. and subsidiaries, which reports appear in the Annual Report on Form 10-K of SI Financial Group, Inc. for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in the Prospectus included in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

June 12, 2013